Exhibit 11


                           MERRIMAC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------
                                  (Unaudited)



                                                      Thirteen Weeks Ended
                                                      April 4,   March 29,
                                                      1998           1997

Numerator:
Net income available to common stockholders.......  $427,546      $277,746
                                                    ========      ========
Basic earnings per share
Weighted average number of shares outstanding for
basic net income per share
Common stock...................................... 1,576,993     1,513,341
                                                   =========     =========
Net income per common share - basic...............      $.27          $.18
                                                        ====          ====

Diluted earnings per share

Weighted average number of shares outstanding for
diluted net ncome per share
Common stock ..................................... 1,576,993     1,513,341
Effect of dilutive securities - stock options (1).    41,172        33,935
                                                      ------        ------
Weighted average number of shares outstanding for
diluted net income per share...................... 1,618,165     1,547,276
                                                   =========     =========
Net income per common share - diluted.............      $.26          $.18
                                                        ====          ====


(1) Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.



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